Exhibit 10.2

Execution Version

FIRST AMENDMENT

TO

INDEMNIFICATION AND REIMBURSEMENT AGREEMENT

This FIRST AMENDMENT TO INDEMNIFICATION AND REIMBURSEMENT AGREEMENT (this “Amendment”), dated as of June 12, 2020, by and among (i) Honeywell Holdings International Inc. (“Payee”), (ii) Honeywell International Inc. (“Honeywell”), and (iii) Garrett ASASCO Inc. (“Payor”), amends that certain Indemnification and Reimbursement Agreement, dated September 12, 2018, by and among (i) Honeywell ASASCO 2 Inc. (predecessor in interest to Payee), (ii) Honeywell and (iii) Honeywell ASASCO Inc. (predecessor in interest to Payor) (as amended, the “Indemnification and Reimbursement Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Indemnification and Reimbursement Agreement or, if not defined therein, in the Current Credit Agreement (as amended by an amendment of the Current Credit Agreement, dated as of the date hereof (the “First Amendment to the Credit Agreement”)).

The Parties agree as follows:

ARTICLE I

AMENDMENTS

1.1 Effective upon the effectiveness of the First Amendment to the Credit Agreement:

(a) Exhibit L of the Indemnification and Reimbursement Agreement is amended as set forth in Annex A.

(b) Section 2.12(b) of the Indemnification and Reimbursement Agreement is amended and restated in its entirety to read as follows:

“(b) Without limiting the foregoing, the Parties agree that it is understood that (i) any amendment or waiver of the negative covenants of the Current Credit Agreement or the Indenture resulting in such negative covenants being less restrictive to Transportation Systems and its subsidiaries than the Current Credit Agreement or the Indenture, respectively, shall not constitute an Adverse Change, (ii) during the Relief Period, any amendment or waiver of Section 4.02(c) of the Current Credit Agreement (as amended by the First Amendment to the Credit Agreement) shall be deemed to be an Adverse Change and (iii) any amendment or waiver of the provisions of clauses (a)(ii), (a)(iii), (a)(v), (a)(xi) and (a)(xii) of Section 6.08 and Sections 6.11(a) (as it relates to this Agreement), 6.12, 6.13, 6.15, 6.17, 6.18 and 6.19 of the Current Credit Agreement or the corresponding provisions of the Indenture or any Principal Credit Agreement or other indenture, if any, that is more restrictive (or any amendment or waiver that has the effect, directly or indirectly, of making such provisions more restrictive) to Transportation Systems and its subsidiaries than the Current Credit Agreement or the Indenture, respectively, shall, in each case, without limitation, be deemed to be an “Adverse Change”. In the event of any Agreement Amendment (including any Adverse Change) permitted to be made pursuant to the terms hereunder that is more restrictive to Transportation Systems and its Subsidiaries than the Current Credit Agreement, any Principal Credit Agreement or any indenture (including the Indenture), the provisions of such Agreement Amendment shall, unless otherwise agreed in writing by Transportation Systems and Payee, also apply (or be deemed to apply automatically) to the corresponding covenant incorporated herein under Section 2.10, mutatis mutandis, such that Payee shall receive the same benefit of such more restrictive terms as the financing sources under the Current Credit Agreement or such Principal Credit Agreement or such indenture, as applicable.”

(c) Section 4.9 of the Indemnification and Reimbursement Agreement is amended and restated in its entirety to read as follows:

“All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) upon the earlier of confirmed receipt or the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows or (d) on the date of transmission if sent by email (provided no “bounce-back” or notice of non-delivery is received) or facsimile by 5:00 p.m. New York City time on a Business Day or, otherwise, on the next succeeding Business Day, addressed as follows:

(a)	if to Payor:

Garrett ASASCO Inc.
Z.A. La Piece 16
1180 Rolle, Switzerland
	Attention:	Jérôme Maironi
	Email:	jerome.maironi@garrettmotion.com

with a copy of any such notice sent to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
	Attention:	Andrew G. Dietderich
Neal McKnight
	Email:	dietdericha@sullcrom.com
mcknightn@sullcrom.com

and

Quinn Emanuel Urquhart & Sullivan, LLP
51 Madison Avenue
New York, NY 10010
	Attention:	Michael Carlinsky
Jeremy Baldoni
	Email:	michaelcarlinsky@quinnemanuel.com
jeremybaldoni@quinnemanuel.com

(b)	if to Payee:

Honeywell Holdings International Inc.
300 South Tryon Street
Charlotte, NC 28202
	Attention:	James E. Colby, President and Treasurer
	Email:	Jim.Colby@Honeywell.com

with a copy of any such notice sent to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
	Attention:	Craig B. Brod
Kimberly R. Spoerri
	Fax:	(212) 225-3999
	Email:	cbrod@cgsh.com
kspoerri@cgsh.com
and

Kirkland & Ellis LLP
1301 Pennsylvania Avenue NW
Washington, DC 20004
	Attention:	Craig S. Primis, P.C.
Nicole L. Greenblatt, P.C.
	Email:	cprimis@kirkland.com
ngreenblatt@kirkland.com

(c)	if to Honeywell:

Honeywell International Inc.
300 South Tryon Street
Charlotte, NC 28202
	Attention:	Anne T. Madden, Senior Vice President and General Counsel
James E. Colby, Vice President and Treasurer
	Email:	Anne.Madden@Honeywell.com
Jim.Colby@Honeywell.com

with a copy of any such notice sent to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
	Attention:	Craig B. Brod
Kimberly R. Spoerri

Fax:	(212) 225-3999
Email:	cbrod@cgsh.com
kspoerri@cgsh.com

and

Kirkland & Ellis LLP
1301 Pennsylvania Avenue NW
Washington, DC 20004
Attention:	Craig S. Primis, P.C.
Nicole L. Greenblatt, P.C.
Email:	cprimis@kirkland.com
ngreenblatt@kirkland.com”

ARTICLE II

CONSENT

2.1 Effective upon the effectiveness of the First Amendment to the Credit Agreement, Payee and Honeywell hereby provide written consent (the “Consent”) to the First Amendment to the Credit Agreement and the inclusion of the financial maintenance covenants in Section 6.19 (“Liquidity”) of the Current Credit Agreement (as amended by the First Amendment to the Credit Agreement) and agree that, solely during the Relief Period (as defined in the First Amendment to the Credit Agreement dated as of the date hereof) such financial covenants set forth in such Section 6.19, shall be deemed to be a financial maintenance covenant referenced in Section 2.5(a)(ii)(x) of the Indemnification and Reimbursement Agreement for purposes of determining whether a Financial Covenant Deferral has occurred. It is agreed that the financial maintenance covenants in Sections 6.12 and 6.13 of the Current Credit Agreement (as amended by the First Amendment to the Credit Agreement) (without regard to their suspension during the Relief Period) shall also continue to be financial maintenance covenants referenced in such Section 2.5(a)(ii)(x) for purposes of determining whether a Financial Covenant Deferral has occurred. For the avoidance of doubt, the Consent does not constitute a consent to any further amendment of the Current Credit Agreement or any other Principal Credit Agreement, including any amendment to the definitions of “Relief Period” or “Covenant Relief Termination Event” or any further amendment to Section 6.12, Section 6.13 or Section 6.19 of the Current Credit Agreement (as amended by the First Amendment to the Credit Agreement) or otherwise. Payor disputes whether the Consent is required and this Amendment is without prejudice to any Party’s position with respect to whether any consent is required for the First Amendment to the Credit Agreement or any future amendment to the Credit Agreement or any other future matter.

ARTICLE III

MISCELLANEOUS

3.1 References. Each reference in the Indemnification and Reimbursement Agreement shall, unless the context otherwise requires, mean the Indemnification and Reimbursement Agreement as amended by this Amendment.

3.2 Dispute Resolution; Governing Law; Jurisdiction; WAIVER OF JURY TRIAL; Interpretation, Etc. The provisions of Section 4.3 (“Dispute Resolution”), Section 4.4 (“Governing Law; Jurisdiction”), Section 4.5 (“Waiver of Jury Trial”), Section 4.6 (“Court-Ordered Interim Relief”) and Section 4.15 (“Interpretation”) of the Indemnification and Reimbursement Agreement are hereby incorporated herein by reference and shall apply mutatis mutandis.

3.3 Successors. This Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

3.4 Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment.

3.5 Effect of Amendment. This Amendment is without prejudice to any of the Parties’ respective rights, claims, defenses or remedies in respect of the litigation initiated by Transportation Systems against Honeywell with respect to the Indemnification and Reimbursement Agreement or any other disputes they may have, except as expressly provided for in this Amendment.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

HONEYWELL HOLDINGS INTERNATIONAL INC.

By:	/s/ James E. Colby
Name: James E. Colby
Title: President and Treasurer

HONEYWELL INTERNATIONAL INC.

By:	/s/ Anne T. Madden
Name: Anne T. Madden
Title: Senior Vice President and General Counsel

GARRETT ASASCO INC.

By:	/s/ Alberto Chavez
Name: Alberto Chavez
Title: Treasurer

[Signature Page First Amendment to Indemnification and Reimbursement Agreement]

Annex A

EXHIBIT L

ARTICLE I

As of the Distribution Date, the Parties agree to the rights and obligations set forth in the affirmative and negative covenants set forth in Article II and Article III hereof, in accordance with Section 2.10 of this Agreement.

SECTION 1.01. Defined Terms.

(a) Capitalized terms used in this Exhibit L and not otherwise defined herein have the meanings specified in the Current Credit Agreement (as in effect on June 12, 2020 (the “First Amendment Effective Date”)).

SECTION 1.02. Other Defined Terms. As used in this Exhibit L, the following terms have the meanings specified below:

“Agreed Indemnity Guaranty Principles” shall mean those principles set forth on Schedule 1.01 or as such principles may be supplemented or modified from time to time.

“Covenant Relief Termination Event” has the meaning specified in the Current Credit Agreement (as in effect on the First Amendment Effective Date).

“Credit Default” shall mean “Event of Default” under and as defined in the Current Credit Agreement (as in effect on the First Amendment Effective Date).

“Debt-Related Guarantee” shall have the meaning of “Guarantee” set forth in the Current Credit Agreement (as in effect on the First Amendment Effective Date).

“Default” shall have the meaning set forth in this Agreement. “Guarantee” shall have the meaning set forth in this Agreement.

“Indemnity Guarantee Requirement” shall mean, at any time and, in the case of Non-U.S. Payor Group Loan Parties, subject to the Agreed Indemnity Guaranty Principles in all respects, the requirement that:

(a) the Payee shall have received from Payor, each other Payor Group Loan Party and each Payor Group Designated Subsidiary (i) a counterpart of the Guarantee to which such Person is a party duly executed and delivered on behalf of such Person or (ii) in the case of any Subsidiary that becomes a Payor Group Loan Party or a Payor Group Designated Subsidiary after the Distribution Date, (A) if such Subsidiary is a U.S. Subsidiary, a supplement to the Guarantee Agreement in substantially the form attached as Exhibit A thereto and other security documents reasonably requested by the Payee, in form and substance reasonably satisfactory to the Payee (consistent with the Guarantee in effect on the Distribution Date), duly executed and delivered on behalf of such Person and (B) if such Subsidiary is a Non-U.S. Subsidiary, subject to the Agreed Indemnity Guaranty Principles, a supplement to the Guarantee and other local law security documents reasonably requested by Payee, in form and substance reasonably satisfactory to Payee (consistent with the Guarantee in effect on the Distribution Date), duly executed and delivered on behalf of such Person; provided that any such obligation arising under this definition (including paragraph (b) below) in respect of an entity organized or incorporated in Australia shall be subject to prior completion of any and all applicable steps and procedures required pursuant to the Australian Corporations Act in respect of the provision of financial assistance (where applicable), it being understood that such steps shall be completed no later than 90 days after the obligation has arisen for any such entity organized or incorporated in Australia to comply with the relevant Indemnity Guarantee Requirement; and

(b) except as otherwise provided for in the Guarantee, each Payor Group Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of the Guarantee to which it is a party, the performance of its obligations thereunder.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, financial condition or results of operations of Payor, the Borrowers and the Payor Group Restricted Subsidiaries, taken as a whole, (b) the ability of the Payor Group Loan Parties (taken as a whole) to perform their material obligations to Payee under this Agreement or (c) the material rights of, or remedies available to, Payee under this Agreement or the Guarantee.

“Non-U.S. Payor Group Loan Parties” shall mean each Non-U.S. Loan Party that is a Subsidiary of Payor.

“Payor Group” shall have the meaning set forth in this Agreement.

“Payor Group Designated Subsidiary” shall mean any Designated Subsidiary that is a Subsidiary of Payor.

“Payor Group Loan Parties” shall mean each Loan Party that is a Subsidiary of Payor.

“Payor Group Non-Loan Parties” shall mean any member of Payor Group that is not a Loan Party.

“Payor Group Restricted Subsidiaries” shall mean each Restricted Subsidiary that is a subsidiary of Payor.

“Payor Restricted Group” shall mean Payor, the Borrowers and each Payor Group Restricted Subsidiary.

“Payor Group Unrestricted Subsidiaries” shall mean Unrestricted Subsidiaries that are Subsidiaries of Payor.

“Relief Period” has the meaning specified in the Current Credit Agreement (as in effect on the First Amendment Effective Date).

ARTICLE II

Affirmative Covenants

From and including the Distribution Date and until all payment obligations under the Agreement have terminated following the Termination Date, Payor covenants and agrees, and shall (except in the case of Sections 2.01 and 2.03 hereof) cause the Borrowers (limited to the Swiss Borrower with respect to Section 5.18) to covenant and agree with the Payee that:

SECTION 2.01. Financial Statements and Other Information. In the case of Payor, Payor will furnish to Payee the following:

(a) within 90 days after the end of each fiscal year of Holdings (or such later date as Form 10-K of Holdings is required to be filed with the SEC taking into account any extension granted by the SEC, provided that Payor gives Payee notice of any such extension), Holdings’s audited consolidated balance sheet and audited consolidated statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with generally accepted auditing standards and reported on by an independent public accountants of recognized national standing (without a “going concern” or like qualification, exception or statement and without any qualification or exception as to the scope of such audit, but may contain a “going concern” or like qualification that is due to (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in any future period) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flow of Holdings and its Subsidiaries on a consolidated basis as of the end of and for such fiscal year and accompanied by a narrative report describing the financial position, results of operations and cash flow of Holdings and its consolidated Subsidiaries;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (or such later date as Form 10-Q of Holdings is required to be filed with the SEC taking into account any extension granted by the SEC, provided that Payor gives Payee notice of any such extension), its unaudited consolidated balance sheet and unaudited consolidated statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial condition, results of operations and cash flows of Holdings and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and accompanied by a narrative report describing the financial position, results of operations and cash flow of Holdings and its consolidated Subsidiaries;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Holdings (i) certifying as to whether a Credit Default has occurred and is continuing and, if a Credit Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with the covenants contained in Sections 3.12 and 3.13 hereof (or, while the Relief Period is effective, showing the calculation of the ratios contained in such Sections), (B) in the case of financial statements delivered under clause (a) above and, solely to the extent either of the Borrowers would be required to prepay the Term Loans pursuant to Section 2.11(d) of the Current Credit Agreement, beginning with the financial statements for the fiscal year of Holdings ending December 31, 2019, of Excess Cash Flow, and (C) if the date of such delivery occurs during the Relief Period, demonstrating compliance with the covenant contained in Section 3.19(b), (iii) in the case of the delivery of financial statements under clause (a) above, stating whether the amounts directly or indirectly on-lent by the Lux Borrower (or any of its direct or indirect Subsidiaries (other than the Swiss Entities )) to the Swiss Entities (including the TLB Proceeds Loan) exceed the IFRS Equity Amount, (iv) at any time when there is any Unrestricted Subsidiary, including as an attachment with respect to each such financial statement, an Unrestricted Subsidiary Reconciliation Statement (except to the extent that the information required thereby is separately provided with the public filing of such financial statement) and (v) certifying that the representation in Section 3.19(i) of the Current Credit Agreement is true and correct in all material respects with respect to each Lux Intermediate Holdco.

(d) within 90 days after the end of each fiscal year of Holdings (or such longer period as permitted under Section 2.01(a) hereof), a detailed consolidated budget for the current fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget);

(e) during the Relief Period, within 10 Business Days after the end of each Holdings fiscal month (commencing with the calendar month of June, 2020), a certificate of a Financial Officer of Holdings setting out Liquidity on the last Business Day of such fiscal month and the average Available Unrestricted Cash for the last five Business Days of such fiscal month, and demonstrating compliance with the covenant contained in Sections 3.19(a) and 3.19(c);

(f) promptly after the same becomes publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, any Borrower or any Restricted Subsidiary with the SEC or with any national securities exchange, or distributed by Holdings to the holders of its Equity Interests generally, as applicable; and

(g) promptly following any request therefor, but subject to the limitations set forth in the proviso to the last sentence of Section 2.10 hereof and Section 2.16 of the Agreement, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of Holdings, any Borrower or any Restricted Subsidiary, or compliance with the terms of the Current Credit Agreement, this Agreement, the Guarantee or any Loan Document, as Payee may reasonably request; provided that none of Payor, any Borrower or any Restricted Subsidiary will be required to provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Transportation Systems Group (as defined in this Agreement) or any of their respective customers and suppliers, (ii) in respect of which disclosure to Payor (or any of its representatives) is prohibited by applicable Requirements of Law or (iii) the revelation of which would violate any confidentiality obligations owed to any third party by Holdings, any Borrower or any Restricted Subsidiary (not created in contemplation thereof); provided, further, that if any information is withheld pursuant to clause (i), (ii), or (iii) above, Payor shall promptly notify Payee of such withholding of information and the basis therefor.

Information required to be furnished pursuant to clause (a), (b), (f) or (g) of this Section shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall have been provided to Payee or shall be available on the website of the SEC at http://www.sec.gov. Information required to be furnished pursuant to this Section may also be furnished by electronic communications pursuant to procedures approved by Payee.

SECTION 2.02. Notices of Material Events. Payor shall, and shall cause each Borrower and Payor Group Restricted Subsidiary to, furnish to Payee prompt written notice of the following:

(a) the occurrence of any Default or Credit Default;

(b) to the extent permitted by the Requirements of Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Payor, any Borrower or any Restricted Subsidiary, affecting Payor, any Borrower or any Payor Group Restricted Subsidiary, that in each case would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any Environmental Liability or ERISA Event that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; and

(d) during the Relief Period, the occurrence of the Covenant Relief Termination Event.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of Payor, Holdings or the Swiss Borrower setting forth the details of the event or development requiring such noticei2 and any action taken or proposed to be taken with respect thereto.

SECTION 2.03. Information Regarding Payor Group Loan Parties. Payor will furnish to Payee prompt written notice of any change (i) in the legal name of any Payor Group Loan Party, as set forth in such Payor Group Loan Party’s organizational documents, (ii) in the jurisdiction of incorporation or organization of any Payor Group Loan Party, (iii) in the form of organization of any Payor Group Loan Party or (iv) in any Payor Group Loan Party’s organizational identification number, if any.

SECTION 2.04. Existence; Conduct of Business. Payor will, and will cause each of the Payor Group Restricted Subsidiaries to, do or cause to be done all things necessary to maintain, preserve, protect, enforce, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises and IP Rights in each case to the extent necessary for the conduct of its business; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 3.03 or (ii) Payor, each Borrower and each Payor Group Restricted Subsidiary from allowing registered or applied-for IP Rights to lapse, expire, become abandoned or otherwise terminate in the ordinary course of business or where, in its reasonable business judgment, the lapse, expiration, abandonment or termination would not materially interfere with the business of Payor, any Borrower or any Payor Group Restricted Subsidiary, as applicable.

SECTION 2.05. Payment of Taxes. Payor will, and will cause each Payor Group Restricted Subsidiary to, pay its Tax liabilities before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) Payor or such Payor Group Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 2.06. Maintenance of Properties. Except if failure to do so would not reasonably be expected to have a Material Adverse Effect, Payor will, and will cause each of the Payor Group Restricted Subsidiaries to, keep and maintain all property necessary for the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty and condemnation excepted.

SECTION 2.07. [Reserved]

SECTION 2.08. Swiss Tax. Any Payor Group Loan Party organized under the laws of Switzerland shall conduct its business in a manner such that it would not reasonably likely to result in the imposition of any withholding tax liability in respect of any payment to a Secured Party under a Loan Document or the Payee under the Indemnification Agreement or the Guarantee.

SECTION 2.10. Books and Records; Inspection and Audit Rights. Each of Payor and the Borrowers will, and will cause each of the Payor Group Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each of Payor and the Borrowers will, and will cause each of the Payor Group Restricted Subsidiaries to, permit any representatives designated by Payee, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during regular office hours but no more often than one (1) time during any calendar year absent the existence of a Default; provided, that none of Payor, any Borrower or any Payor Group Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non- financial proprietary information, (ii) in respect of which disclosure to Payee (or its representatives or contractors) is prohibited by Requirement of Law or any binding agreement (not created in contemplation thereof) or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 2.11. Compliance with Laws. Each of Payor and the Borrowers will, and will take reasonable action to cause each of the Payor Group Restricted Subsidiaries to, comply with all Requirements of Law (including ERISA, Environmental Laws and the USA PATRIOT Act) with respect to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 2.12. Use of Proceeds; Letters of Credit. (a) The proceeds of the Term Loans, together with the proceeds of the Senior Subordinated Notes and cash on hand, will be used solely for (i) the payment of fees and expenses payable in connection with the Transactions, (ii) the Effective Date Repayment and the Post-Effective Date Repayment and (iii) general corporate purposes. On the Effective Date, the proceeds of the Revolving Loans will be used for working capital and other general corporate purposes of the Restricted Group (including payments under this Agreement) in an amount not to exceed €45,000,000. Thereafter, the proceeds of the Revolving Loans, as well as the proceeds of any Incremental Extension of Credit (unless otherwise provided in the applicable Incremental Facility Amendment) will be used for working capital and other general corporate purposes, including acquisitions permitted by this Agreement, of Holdings, the Borrowers and the Restricted Subsidiaries. Letters of Credit will be used by Payor, the Borrowers and the Payor Group Restricted Subsidiaries for general corporate purposes.

(b) The Borrowers will not request any Borrowing or Letter of Credit, and each of Payor and the Borrowers shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, and employees shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any Anti-Corruption Laws by Payor, the Borrowers or any of their respective Subsidiaries; (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. This Section 2.12(b) is subject to Section 8.07 of the Current Credit Agreement.

SECTION 2.13. [Reserved].

SECTION 2.14. [Reserved].

SECTION 2.15. [Reserved].

SECTION 2.16. Post-Effective Date Matters. On or prior to the 120th day after the Distribution Date (or such longer period as Payee may, in its reasonable discretion, agree to in writing (such agreement not to be unreasonably withheld or delayed)), Payor shall cause each of its Subsidiaries (other than any Excluded Subsidiary) that is organized in Australia, Ireland, Italy, Japan, Mexico and Slovakia to satisfy the Indemnity Guarantee Requirement to the extent any such Subsidiary has not already satisfied the Indemnity Guarantee Requirement. Until the expiration of such 120 day period (or such longer period as agreed by Payee), each such Payor Group Restricted Subsidiary who is party to the Guarantee shall be treated as a Payor Group Loan Party for the purposes of Article III of this Exhibit L (and, to the extent such Subsidiary is not in compliance with the Indemnity Guarantee Requirement upon the expiration of such period, such Subsidiary shall cease to be treated as a Payor Group Loan Party).

SECTION 2.17. [Reserved].

SECTION 2.18. Designation of Subsidiaries. Payor may at any time other than during the Relief Period designate any Payor Group Restricted Subsidiary as a Payor Group Unrestricted Subsidiary or any Payor Group Unrestricted Subsidiary as a Payor Group Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Credit Default shall have occurred and be continuing or would result from such designation, (b) immediately after giving effect to such designation, the Consolidated Total Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of Holdings, is less than 3.25 to 1.00, and the Swiss Borrower shall have delivered to Payee a certificate of a Financial Officer setting forth reasonably detailed calculations demonstrating compliance with this clause (b) and (c) no Subsidiary may be designated as a Payor Group Unrestricted Subsidiary if it is (i) a “restricted subsidiary” or a “guarantor” (or any similar designation) for the Senior Subordinated Notes or any Material Indebtedness that is subordinated in right of payment to the Obligations or (ii) an Intermediate Holdco or a Borrower. The designation of any Subsidiary as a Payor Group Unrestricted Subsidiary shall constitute an Investment by the parent company of such Subsidiary therein under Section 3.04(u) at the date of designation in an amount equal to the fair market value of such parent company’s investment therein. The designation of any Payor Group Unrestricted Subsidiary as a Payor Group Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary, and the making of an Investment by such Subsidiary in any Investments of such Subsidiary, in each case existing at such time, and (ii) a return on any Investment in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of any Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

SECTION 2.19. Non-Bank Rules. The Swiss Borrower shall ensure that it is in compliance with the Non-Bank Rules, provided that the Swiss Borrower shall not be in breach of this undertaking if its number of creditors in respect of either the 10 Non-Bank Rule or the 20 Non-Bank Rule is exceeded solely because a Lender having (a) made an incorrect declaration of its status as to whether or not it is a Qualifying Bank or (b) ceased to be a Qualifying Bank other than as a result of any Change in Law after the date it became a Lender. For the purpose of its compliance with the 20 Non-Bank Rule under this Section 2.19, the number of Lenders under this Agreement which are not Qualifying Banks shall be deemed to be ten (irrespective of whether or not there are, at any time, any such Lenders) and it will be assumed that the Lenders are in compliance with the assignment provisions in Section 9.04(b) of the Current Credit Agreement (as in effect on the First Amendment Effective Date).

ARTICLE III

Negative Covenants

Until all payment obligations under the Agreement have terminated following the Termination Date:

SECTION 3.01. Indebtedness; Certain Equity Securities. (a) Neither Payor nor any of the Borrowers will, nor will Payor or any Borrower permit any of the Payor Group Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Current Credit Agreement and under the other Loan Documents (including any Indebtedness incurred pursuant to Section 2.21 or 2.23 of the Current Credit Agreement (as set forth on the date hereof)); provided that during the Relief Period, (x) no Incremental Facility or Alternative Incremental Facility Debt shall be secured on a pari passu basis with the Obligations and (y) no Indebtedness under Section 2.21(a)(z) of the Current Credit Agreement shall be incurred;

(ii) (A) the Senior Subordinated Notes and (B) subject to the last paragraph of this Section 3.01, Refinancing Indebtedness in respect of the Senior Subordinated Notes (it being understood and agreed that, for purposes of this Section, any Indebtedness that is incurred for the purpose of repurchasing or redeeming any Senior Subordinated Notes (or any Refinancing Indebtedness in respect thereof) shall, if otherwise meeting the requirements set forth in the definition of the term “Refinancing Indebtedness”, be deemed to be Refinancing Indebtedness in respect of the Senior Subordinated Notes (or such Refinancing Indebtedness), and shall be permitted to be incurred and be in existence pursuant to this Section 3.01(a) notwithstanding that the proceeds of such Refinancing Indebtedness shall not be applied to make such repurchase or redemption of the Senior Subordinated Notes (or such Refinancing Indebtedness) immediately upon the incurrence thereof, if the proceeds of such Refinancing Indebtedness are applied to make such repurchase or redemption no later than 90 days following the date of the incurrence thereof;

(iii) Indebtedness (and Debt-Related Guarantees thereof) existing on the Effective Date and to the extent having a principal amount in excess of €5,000,000 individually or €10,000,000 in the aggregate, set forth in Schedule 6.01 of the Current Credit Agreement (except for intercompany Indebtedness), any Refinancing Indebtedness in respect thereof and any intercompany Indebtedness existing on the Effective Date arising out of, or in connection with, the Transactions (including the Post-Effective Date Repayment);

(iv) Indebtedness of any Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to Holdings, any Borrower or any other Restricted Subsidiary so long as (A) such Indebtedness of any Subsidiary that is not a Loan Party to Holdings, any Borrower or any other Loan Party shall be permitted under Section 3.04(f) and (B) such Indebtedness of any Borrower or any other Loan Party owing to any Restricted Subsidiary (other than intercompany loans made by any Swiss Entity to any entity that is not a Subsidiary of such Swiss Entity) shall be subordinated in right of payment to the Obligations, subject to the Agreed Guaranty and Security Principles, on the terms set forth in the Global Intercompany Note (or any other agreement with substantially similar terms of subordination reasonably satisfactory to the Administrative Agent) and the Intercreditor Agreement as Intra-Group Indebtedness (as defined in the Intercreditor Agreement); provided that Restricted Subsidiaries that are not Loan Parties shall not be required to become party to the Intercreditor Agreement or the Global Intercompany Note, in each case, until the 120th day after the Effective Date (or such longer period as agreed by the Administrative Agent, acting reasonably);

(v) Debt-Related Guarantees by any Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of Holdings, any Borrower or any other Restricted Subsidiary (other than Indebtedness incurred pursuant to clause (a)(iii) or (a)(vii) of this Section 3.01), subject to the last paragraph of this Section 3.01(a); provided that (A) the Indebtedness so guaranteed is permitted by this Section, (B) Debt-Related Guarantees by any Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 3.04, and (C) Debt-Related Guarantees permitted under this clause (v) shall be subordinated to the Obligations of the applicable Restricted Subsidiary to the same extent and on the same terms as the Indebtedness so guaranteed is subordinated to the Obligations pursuant to the terms set out in the Intercreditor Agreement and (D) none of the Senior Subordinated Notes shall be guaranteed by any Subsidiary unless such Subsidiary is a Loan Party;

(vi) (A) Indebtedness of any member of the Payor Restricted Group incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by any member of Payor Restricted Group in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement, and (B) Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to clause (A) above; provided further that at the time of incurrence thereof, the aggregate principal amount of Indebtedness permitted by this clause (vi), together with any sale and leaseback transaction incurred pursuant to Section 3.06, outstanding under this clause (vi) at any time shall not exceed the greater of (x) €45,000,000 and (y) 2.50% of Consolidated Total Assets.

(vii) (A) Indebtedness of any Person that becomes a Payor Group Restricted Subsidiary (or of any Person not previously a Payor Group Restricted Subsidiary that is merged or consolidated with or into a Payor Group Restricted Subsidiary in a transaction permitted hereunder) after the Distribution Date, or Indebtedness of any Person that is assumed by Payor or any such Payor Group Restricted Subsidiary in connection with an acquisition of assets by Payor or such Payor Group Restricted Subsidiary in an acquisition permitted by Section 3.04; provided that such Indebtedness exists at the time such Person becomes a Payor Group Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Payor Group Restricted Subsidiary (or such merger or consolidation) or such assets being acquired and (B) Refinancing Indebtedness in respect of Indebtedness incurred or assumed, as applicable, pursuant to clause (A) above;

(viii) other Indebtedness in an aggregate principal amount outstanding under this clause (viii) at any time not exceeding, (A) during the Relief Period, €65,000,000, of which no more than €20,000,000 is Indebtedness incurred under this subclause (A) by non-Loan Parties and (B) at any other time, the greater of (x) €130,000,000 and (y) 7.00% of Consolidated Total Assets, subject to the last paragraph of this Section 3.01,

(ix) Indebtedness incurred pursuant to Permitted Receivables Facilities; provided that the Indebtedness outstanding in reliance on this clause (ix) shall not exceed, at the time of incurrence thereof, (A) in the case of such Indebtedness relating to sales, transfers or other dispositions of promissory notes by a Restricted Subsidiary organized under the laws of the People’s Republic of China, €100,000,000 in the aggregate and (B) in other cases, €100,000,000 in the aggregate;

(x) Indebtedness and obligations in respect of self-insurance and obligations in respect of bids, tenders, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), public or statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature and similar obligations or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business;

(xi) Indebtedness in respect of Hedging Agreements permitted by Section 3.07 (including any Back to Back Arrangements );

(xii) Indebtedness in respect of any overdraft facilities, employee credit card programs, netting services, automated clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business; provided that with respect to any such Indebtedness that constitutes Secured Cash Management Obligations and is incurred in reliance on this clause (xii) by Payor Group Restricted Subsidiaries that are not Loan Parties, at the time such Indebtedness is incurred and after giving effect thereto, the Non-Guarantor Debt and Investment Basket shall not be exceeded;

(xiii) Indebtedness in the form of deferred compensation (including payment obligations under this Agreement, obligations in respect of purchase price adjustments, earnouts, non-competition agreements and other contingent arrangements) or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any acquisition or other investment permitted under this Agreement;

(xiv) Refinancing Term Loan Indebtedness incurred pursuant to Section 2.23 of the Current Credit Agreement (as in effect on the First Amendment Effective Date), subject to the last paragraph of this Section 3.01;

(xv) Alternative Incremental Facility Debt, subject to the proviso to Section 3.01(a)(i) and the last paragraph of this Section 3.01, provided that the aggregate principal amount of such Alternative Incremental Facility Debt shall not exceed the amount permitted under Section 2.21 of the Current Credit Agreement (as in effect on the First Amendment Effective Date);

(xvi) Indebtedness representing deferred compensation to directors, officers, consultants or employees of Holdings, the Borrowers and Restricted Subsidiaries incurred in the ordinary course of business;

(xvii) Indebtedness consisting of promissory notes issued by any Payor Group Loan Party to current or former officers, directors, consultants and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings permitted by Section 3.08;

(xviii) Indebtedness of Payor Group Restricted Subsidiaries under bilateral local law letter of credit and other working capital facilities (such facilities incurred on reliance of this Section 3.01(a)(xviii), the “Specified Cash Management Financing Facilities”); provided that (A) the Indebtedness outstanding in reliance on this clause (xviii) shall not exceed, at the time of incurrence thereof, €18,000,000 and (B) at the time such Indebtedness is incurred under this clause (xviii) and after giving effect thereto, such incurrence shall not cause the Non-Guarantor Debt and Investment Basket to be exceeded;

(xix) Indebtedness of Payor Group Restricted Subsidiaries that are not Payor Group Loan Parties under bilateral local law credit and other working capital facilities; provided that at the time such Indebtedness is incurred under this clause (xix) and after giving effect thereto, such incurrence shall not cause the Non-Guarantor Debt and Investment Basket to be exceeded (without duplication of any Cash Management Financing Facilities); provided, further that any such Indebtedness secured by a Letter of Credit issued under the Current Credit Agreement in a principal amount not to exceed the face amount of such Indebtedness shall not count toward the aggregate amount permitted under this Section 3.01(a)(xix) (including the Non-Guarantor Debt and Investment Basket);

(xx) except during the Relief Period during which no amount shall be incurred under this clause (xx), subject to the last paragraph of this Section 3.01, other Indebtedness of Payor or any of the Payor Group Restricted Subsidiaries so long as (A) after giving thereto on a Pro Forma Basis (1) in the case of Indebtedness secured by a Lien on the Collateral, the Consolidated Senior Secured Leverage Ratio does not exceed 1.75 to 1.00 and (2) in the case of any Indebtedness that is unsecured, (x) the Consolidated Total Leverage Ratio is no greater than 0.50:1.00 less than the applicable maximum Consolidated Total Leverage Ratio set forth in Section 3.12 and (y) the Consolidated Interest Coverage Ratio is greater than or equal to 2.75 to 1.00, (B) the incurrence of Indebtedness pursuant to this clause (xx) by a Payor Group Restricted Subsidiary that is not a Loan Party shall not cause the Non-Guarantor Debt and Investment Basket to be exceeded (after giving effect thereto on a Pro Forma Basis), (C) such Indebtedness shall not mature or, in the case of unsecured Indebtedness and Indebtedness secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, require any scheduled amortization or require any scheduled amortization or require scheduled payments of principal or shall be subject to any mandatory redemption, repurchase, repayment or sinking fund obligation, in each case, prior to the Latest Maturity Date as of such date, and shall have a weighted average life to maturity not shorter than the longest remaining weighted average life to maturity of the Loans, (D) no Event of Default shall exist or shall result therefrom (it being understood that if the proceeds of the relevant Indebtedness will be applied to finance a Limited Condition Transaction and the Swiss Borrower has made an LCT Election, no Event of Default shall exist and be continuing as of the LCT Test Date) and (E) such Indebtedness has terms and conditions that in the good faith determination of the Swiss Borrower are no less favorable to the Swiss Borrower (when taken as a whole) to the terms and conditions of the Loan Documents (when taken as a whole);

(xxi) Indebtedness constituting Secured Cash Management Obligations;

(xxii) Indebtedness constituting Secured Hedging Obligations;

(xxiii) Indebtedness consisting of (A) the financing of insurance premiums or (B) take- or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxiv) [reserved];

(xxv) Indebtedness incurred by Payor or a Payor Group Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a non-recourse basis;

(xxvi) Indebtedness incurred by Payor, any Borrower or any of the Payor Group Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business or consistent with past practice, in each case, in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers’ compensation claims;

(xxvii) (x) Indebtedness in respect of obligations of any Borrower, Payor or any Payor Group Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (y) Indebtedness in respect of intercompany obligations of any Borrower, Payor or any Payor Group Restricted

Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(xxviii) Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Distribution Date, including that (x) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods and (y) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(xxix) (x) tenant improvement loans and allowances in the ordinary course of business and (y) to the extent constituting Indebtedness, guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of any Borrower and any Restricted Subsidiary;

(xxx) Indebtedness or guarantees arising from or in connection with any cross guarantee entered into pursuant to Part 2M of the Australian Corporations Act or any equivalent provision from time to time; and

(xxxi) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxx) above.

(b)

For purposes of determining compliance with this Section 3.01, in the event that an item of Indebtedness at any time, whether at the time of Incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories (other than ratio-based baskets) of Section 3.01(a), Payor, any Borrower and the Restricted Subsidiaries shall, in their sole discretion, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness solely between and among such categories and in each case, that would be permitted to be incurred in reliance on the applicable exception as of the date of such reclassification; provided that Indebtedness incurred hereunder shall only be classified as incurred under Section 3.01(a)(i) and the Senior Subordinated Notes shall only be classified as incurred under Section 3.01(a)(ii)(A). Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Debt-Related Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

(c)

For purposes of determining compliance with any Euro-denominated restriction on the Incurrence of Indebtedness, the Euro Equivalent of principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (at the Borrowers’ election), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Euro-

denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus the aggregate amount of premiums (including reasonable tender premiums), defeasance costs and fees, discounts and expenses in connection therewith).

(d)

For purposes of this Section 3.01 (including in respect of ratio-based baskets), notes or loans incurred by LuxCo 1 shall be deemed unsecured if they are secured only by the HY Proceeds Loan and the Equity Interests in LuxCo 2 held by LuxCo 1.

SECTION 3.02. Liens. (a) Neither Payor nor any Borrower will, nor will Payor or any Borrower permit any of the Payor Group Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any asset of Payor, any Borrower or any Payor Group Restricted Subsidiary existing on the Effective Date and to the extent securing Indebtedness or obligations (other than intercompany Indebtedness or obligations) having a principal amount in excess of €5,000,000 individually or €10,000,000 in the aggregate as set forth in Schedule 6.02 of the Current Credit Agreement; provided that (A) such Lien shall not apply to any other asset of Payor, any Borrower or any Payor Group Restricted Subsidiary (other than assets financed by the same financing source in the ordinary course of business) and (B) such Lien shall secure only those obligations that it secures on the Effective Date and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals, replacements and refinancings does not exceed the principal amount of the obligations being extended, renewed, replaced or refinanced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 3.01(a)(iii) as Refinancing Indebtedness in respect thereof;

(iv) any Lien existing on any asset prior to the acquisition thereof by Payor, any Borrower or any Payor Group Restricted Subsidiary or existing on any asset of any Person that becomes a Payor Group Restricted Subsidiary (or of any Person not previously a Payor Group Restricted Subsidiary that is merged or consolidated with or into a Payor Group Restricted Subsidiary in a transaction permitted hereunder) after the Distribution Date prior to the time such Person becomes a Payor Group Restricted Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Payor Group Restricted Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of Payor, any Borrower or any Payor Group Restricted Subsidiary (other than (x) assets financed by the same financing source in the ordinary course of business and (y) in the case of any such merger or consolidation, the assets of any special purpose merger Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Payor Group Restricted Subsidiary (or is so merged or consolidated) and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 3.01(a)(vii) as Refinancing Indebtedness in respect thereof;

(v) Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by Payor, any Borrower or any Payor Group Restricted Subsidiary; provided that (A) such Liens secure Indebtedness incurred to finance such acquisition, construction, repair, replacement or improvement and permitted by clause (vi)(A) of Section 3.01(a) or any Refinancing Indebtedness in respect thereof permitted by clause (vi)(B) of Section 3.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement (provided that this clause (B) shall not apply to any Refinancing Indebtedness permitted by clause (vi)(B) of Section 3.01(a) or any Lien securing such Refinancing Indebtedness), (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, repairing, replacing or improving such fixed or capital asset and in any event, the aggregate principal amount of such Indebtedness does not exceed the amount permitted under the second proviso of Section 3.01(a)(vi) at any time outstanding and (D) such Liens shall not apply to any other property or assets of Payor, any Borrower or any Payor Group Restricted Subsidiary (except assets financed by the same financing source in the ordinary course of business);

(vi) customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 3.05;

(vii) any encumbrance or restriction (including put and call arrangements, tag, drag, right of first refusal and similar rights) with respect to Equity Interests of any (A) Payor Group Restricted Subsidiary that is not a wholly owned Subsidiary or (B) joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(viii) Liens on any cash advances or cash earnest money deposits, escrow arrangements or similar arrangements made by Payor, any Borrower or any Payor Group Restricted Subsidiary in connection with any letter of intent or purchase agreement for an acquisition or other transaction permitted hereunder;

(ix) Liens on Collateral securing any Permitted Second Priority Refinancing Debt or Alternative Incremental Facility Debt;

(x) Liens granted by a member of Payor Group that is not a Loan Party in respect of Indebtedness permitted to be incurred by such member under Section 3.01;

(xi) (A) during the Relief Period, Liens not otherwise permitted by this Section that secure only the obligations of Loan Parties and are solely on the assets of Loan Parties, to the extent that the aggregate outstanding principal amount of the obligations secured thereby outstanding under this clause (xi) does not exceed €50,000,000 and (B) at any other time, Liens not otherwise permitted by this Section to the extent that the aggregate outstanding principal amount of the obligations secured thereby outstanding under this clause (xi) at any time does not exceed the greater of (x) €130,000,000 and (y) 7.00% of Consolidated Total Assets;

(xii) Liens securing Indebtedness incurred as secured Indebtedness under Section 3.01(a)(xv) or 3.01(a)(xx);

(xiii) Liens on HY Proceeds Loan and Equity Interests in LuxCo 2 held by LuxCo 1 securing the Senior Subordinated Notes, any Additional Senior Subordinated Notes or any Refinancing Indebtedness of Senior Subordinated Notes or any Additional Senior Subordinated Notes;

(xiv) Liens that are deemed security interests under the Australian PPSA that do not, in substance, secure payment or performance of an obligation;

(xv) Liens on property or other assets of any Payor Group Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Payor Group Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party, in each case permitted under Section 3.01(a);

(xvi) Liens on the Collateral securing Secured Cash Management Obligations, Specified Cash Management Financing Facilities and Secured Hedging Obligations provided that such Liens are subject to the terms of the Intercreditor Agreement;

(xvii) Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(xviii) Liens on Equity Interests of any joint venture or Payor Group Unrestricted Subsidiary (a) securing obligations of such joint venture or Payor Group Unrestricted Subsidiary or (b) pursuant to the relevant joint venture agreement or arrangement;

(xix) Liens on cash, Permitted Investments or other marketable securities securing (A) letters of credit of any Loan Party that are cash collateralized on the Effective Date in an amount of cash, Permitted Investments or other marketable securities with a fair market value of up to 105% of the face amount of such letters of credit being secured or (B) letters of credit and other credit support obligations in the ordinary course of business; and

(xx) any Liens on cash or deposits granted in favor of any Issuing Bank to cash collateralize any Defaulting Lender’s participation in Letters of Credit or other obligations in respect of Letters of Credit, in each case as contemplated by the Current Credit Agreement;

provided that the expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of dividends in the form of Indebtedness, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 3.02. For purposes of determining compliance with this Section 3.02, (x) a Lien need not be incurred solely by reference to one category of Liens described in this Section 3.02 but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories hereof (other than ratio-based baskets, if any), Payor, the Borrowers and the Restricted Subsidiaries shall, in their sole discretion, classify or reclassify such Lien (or any portion thereof) solely between and among such categories and, in each case, that would be permitted to be incurred in reliance on the applicable exception as of the date of such reclassification.

SECTION 3.03. Fundamental Changes. (a) Neither Payor nor any Borrower will, nor will they permit any of their Restricted Subsidiaries (including, without limitation, any Intermediate Holdco) to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, divide, or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons (which, for the avoidance of doubt, shall not restrict the change in organizational form), except that, if at the time thereof and immediately after giving effect thereto no Default or Credit Default shall have occurred and be continuing:

(i) any Restricted Subsidiary may merge into or consolidate with (A) any Borrower so long as such Borrower shall be the continuing or surviving Person (and continues to be organized under the laws of the same jurisdiction), (B) any Restricted Subsidiary that is an Intermediate Holdco so long as the continuing or surviving Person is also an Intermediate Holdco and (C) any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger or consolidation is a Loan Party, either (x) the continuing or surviving entity is a Loan Party or (y) the acquisition of such Loan Party by such continuing or surviving Person is otherwise permitted under Section 3.04; provided, that, after giving effect to any such activities under this Section 3.03(a)(i), the Payor Group Loan Parties are in compliance with the Indemnity Guarantee Requirement;

(ii) [reserved];

(iii) any Payor Group Restricted Subsidiary that is neither an Intermediate Holdco nor a Borrower may liquidate or dissolve if Payor or the Swiss Borrower determines in good faith that such liquidation or dissolution is in the best interests of the business of the Payor Restricted Group and is not materially disadvantageous to Payee; provided that any such merger or consolidation involving a Person that is not a wholly owned Payor Group Restricted Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 3.04;

(iv) any Payor Group Restricted Subsidiary may engage in a merger, consolidation, dissolution or liquidation, the purpose of which is to effect an Investment permitted pursuant to Section 3.04 or a disposition permitted pursuant to Section 3.05; and

(v) [Reserved].

(b) The Borrowers, Payor and the Payor Group Restricted Subsidiaries, taken as a whole, will not engage to any material extent in any business other than businesses of the type to be conducted by the Borrowers, Payor and the Payor Group Restricted Subsidiaries as described in the Form 10 if as a result thereof the business conducted by the Borrowers, Payor and the Restricted Subsidiaries, taken as a whole, would be substantially different from the business conducted by the Borrowers, Payor and the Payor Group Restricted Subsidiaries, taken as a whole, on the Distribution Date; provided that businesses reasonably related, incidental or ancillary thereto to the business conducted by the Borrowers, Payor and the Payor Group Restricted Subsidiaries, taken as a whole, on the Distribution Date or reasonable extensions thereof shall be permitted hereunder.

SECTION 3.04. Investments, Loans, Advances, Guarantees and Acquisitions. Neither Payor nor any Borrower will, nor will they permit any Payor Group Restricted Subsidiary to, make any Investment, except:

(a) Permitted Investments and cash;

(b) investments constituting the purchase or other acquisition (in one transaction or a series of related transactions) of all or substantially all of the property and assets or business of any Person or of assets constituting a business unit, a line of business or division of such Person, or the Equity Interests in a Person that, upon the consummation thereof, will be a Payor Group Restricted Subsidiary if, after giving effect thereto on a Pro Forma Basis, the Borrowers would be in compliance with Section 3.12 and Section 3.13 for the most recently ended period of four consecutive fiscal quarters of Holdings as they would apply without giving effect to the Relief Period; provided that the aggregate amount of cash consideration paid in respect of such investments (including in the form of loans or advances made to Payor Group Restricted Subsidiaries that are not Loan Parties) by Loan Parties involving the acquisition of Payor Group Restricted Subsidiaries that do not become Loan Parties outstanding under this clause (b) at any time shall not exceed the greater of (i) €100,000,000 and (ii) 5.50% of Consolidated Total Assets (provided, that to the extent such Payor Group Restricted Subsidiaries do become Loan Parties, the aggregate amount outstanding in reliance on this clause (b) shall be reduced by the amount initially utilized);

(c) [reserved];

(d) Investments existing on the Effective Date and to the extent having a principal amount in excess of €5,000,000 individually or €10,000,000 in the aggregate (other than with respect to intercompany Investments) set forth on Schedule 6.04 of the Current Credit Agreement and any modification, replacement, renewal, reinvestment or extension thereof;

(e) Investments by Payor in the Borrowers and by Payor, the Borrowers and the Payor Group Restricted Subsidiaries in Equity Interests of their respective Subsidiaries; provided that (i) if such Investment is made during the Relief Period, such Investment shall only be made in Equity Interests of Subsidiaries that are Loan Parties and (ii) the making of any Investment by any Payor Group Loan Party in any Payor Group Restricted Subsidiary that is not a Loan Party shall not, at the time such Investment is made and after giving effect thereto, cause the Non-Guarantor Debt and Investment Basket to be exceeded, provided that if any such investment under this Section 3.04(e) is made for the purpose of making an investment, loan or advance permitted under Section 3.04(u), the amount available under this Section 3.04(e) shall not be reduced by the amount of any such investment, loan or advance which reduces the basket under Section 3.04(u);

(f) loans or advances made by Holdings or any Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to any Borrower or any other Restricted Subsidiary; provided that (i) during the Relief Period, such loans or advances shall only be to the Borrower or a Restricted Subsidiary constituting a Loan Party, except for (A) loans outstanding as of the First Amendment Effective Date and (B) loans or advances in the course of ordinary cash management activities, (ii) any such loans and advances made by a Loan Party shall be evidenced, on and after the Distribution Date, by the Global Intercompany Note or other promissory notes reasonably acceptable to Payee and (iii) the outstanding amount of such loans and advances made by Loan Parties to Restricted Subsidiaries that are not Loan Parties at the time such loans or advances are made, and after giving effect thereto, shall not cause the Non- Guarantor Debt and Investment Basket to be exceeded, provided that any intercompany loans or advances made by any Loan Party to any Restricted Subsidiary that is not a Loan Party using the proceeds of intercompany loans or advances received from Restricted Subsidiaries that are not Loan Parties no more than 120 days prior to making such intercompany loan or advance shall not be taken into account in the calculation of any restriction or basket set forth in this subclause (iii) (including the Non-Guarantor Debt and Investment Basket); provided further that if any such loan or advance under this subclause (iii) is made for the purpose of making an investment, loan or advance permitted under Section 3.04(u), the amount available under this clause (f) shall not be reduced by the amount of any such investment, loan or advance which reduces the basket under Section 3.04(u), provided further that any loan or advance made by any Loan Party to a Restricted Subsidiary that is not a Loan Party, for the purposes of calculating usage under this subclause (iii) and the Non-Guarantor Debt and Investment Basket, shall be reduced euro-for-euro (or other applicable currency) by any amounts owed by such Loan Party to such Restricted Subsidiary that is not a Loan Party;

(g) Debt-Related Guarantees by Holdings, the Borrower or any Restricted Subsidiary in respect of Indebtedness permitted under Section 3.01 and in respect of other obligations not otherwise contemplated by this Section 3.04, in each case of Holdings, any Borrower or any Restricted Subsidiary; provided that any such Debt-Related Guarantees of Indebtedness and such other obligations, in each case of Restricted Subsidiaries that are not Loan

Parties by any Loan Party shall not, at the time any such Debt-Related Guarantee is provided and after giving effect thereto, cause the Non-Guarantor Debt and Investment Basket to be exceeded;

(h) loans or advances to directors, officers, consultants or employees of Holdings, any Borrower or any Restricted Subsidiary made in the ordinary course of business of Holdings, such Borrower or such Restricted Subsidiary, as applicable, not exceeding €10,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances);

(i) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of Holdings, any Borrower or any Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;

(j) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, in each case in the ordinary course of business;

(k) investments in the form of Hedging Agreements permitted by Section 3.07 (including any Back to Back Arrangements);

(l) investments of any Person existing at the time such Person becomes a Payor Group Restricted Subsidiary or consolidates or merges with any Borrower or any Payor Group Restricted Subsidiary so long as such investments were not made in contemplation of such Person becoming a Payor Group Restricted Subsidiary or of such consolidation or merger;

(m) investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(n) investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 3.05;

(o) investments that result solely from the receipt by Payor, any Borrower or any Payor Group Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(p) receivables or other trade payables owing to Payor, a Borrower or a Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as Payor, any Borrower or any Restricted Subsidiary deems reasonable under the circumstances;

(q) mergers and consolidations permitted under Section 3.03 that do not involve any Person other than Holdings, the Borrowers and Restricted Subsidiaries that are wholly owned Restricted Subsidiaries;

(r) Investments in the form of letters of credit, bank guarantees, performance bonds or similar instruments or other creditor support or reimbursement obligations made in the ordinary course of business by Holdings or any Borrower on behalf of any Restricted Subsidiary and made by any Restricted Subsidiary on behalf of any Borrower or any other Restricted Subsidiary; provided that at the time such letters of credit, bank guarantees, performance bonds or similar instruments or other creditor support or reimbursement obligations are made by Loan Parties on behalf of Restricted Subsidiaries that are not Loan Parties pursuant to this Section 3.04(r), and after giving effect thereto, such obligations shall not cause the Non-Guarantor Debt and Investment Basket to be exceeded;

(s) Debt-Related Guarantees by Payor, any Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(t) [reserved]; and

(u) other Investments by Payor, any Borrower or any Payor Restricted Subsidiary (and loans and advances by Payor) in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such Investment), outstanding under this Section 3.04(u) at any time in an aggregate amount not exceeding (A) during the Relief Period, €85,000,000 and (B) at any other time, the sum of (i) (x) the greater of €85,000,000 and (y) 4.50% of Consolidated Total Assets plus (ii) so long as no Credit Default has occurred and is continuing or would result therefrom, the Available Amount at such time in the aggregate for all such investments made or committed to be made from and after the Effective Date plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment valued at cost at the time such investment was made);

(v) Investments consisting of (i) extensions of trade credit and accommodation guarantees in the ordinary course of business and (ii) loans and advances to customers; provided that the aggregate principal amount of such loans and advances outstanding under this clause (ii) at any time shall not exceed €10,000,000;

(w) Investments on or prior to the Effective Date in connection with the Transactions (or, if after the Effective Date, as reflected in the Tax Steps Plan);

(x) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers in the ordinary course of business;

(y) Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) in the form of trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(z) non-cash Investments in connection with tax planning and reorganization activities;

(aa) customary Investments in connection with Permitted Receivables Facilities;

(bb) Investments in joint ventures and Unrestricted Subsidiaries; provided that at the time of any such Investment on a Pro Forma Basis, the aggregate amount at any time outstanding of all such Investments made in reliance on this clause (bb) shall not exceed the greater of €25,000,000 and 1.50% of Consolidated Total Assets;

(cc) Investments in the form of loans or advances made to distributors and suppliers in the ordinary course of business; and

(dd) to the extent they constitute Investments, guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of any Borrower and any Restricted Subsidiary;

provided, that during the Relief Period, neither Payor, nor any Borrower nor any Payor Group Restricted Subsidiary shall make Investments under this Section 3.04 in any joint venture or Payor Group Unrestricted Subsidiary in an aggregate amount exceeding €10,000,000.

For purposes of this Section 3.04, if any Investment (or a portion thereof) would be permitted pursuant to one or more of the provisions described above and/or one or more of the exceptions contained in this Section 3.04 (other than ratio-based baskets, if any), Payor, the Borrowers and the Payor Group Restricted Subsidiaries may divide and classify such Investment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment so long as the Investment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 3.05. Asset Sales. Neither Payor nor any Borrower will, nor will they permit any Payor Group Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset (other than assets sold, transferred, leased or otherwise disposed of in a single transaction or a series of related transactions with a fair market value of €20,000,000 or less), including any Equity Interest owned by it, nor will Payor or any Borrower permit any Payor Group Restricted Subsidiary to issue any additional Equity Interest in such Payor Group Restricted Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to Payor, a Borrower or another Payor Group Restricted Subsidiary), except:

(a) sales, transfers, leases and other dispositions of (i) inventory, (ii) used, obsolete, damaged, worn out or surplus equipment, (iii) property no longer used or useful in the conduct of the business of Payor, the applicable Borrower and the Payor Group Restricted Subsidiaries (including intellectual property), (iv) immaterial assets and (v) cash and Permitted Investments, in each case in the ordinary course of business;

(b) sales, transfers, leases and other dispositions to Payor, a Borrower or a Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Restricted Subsidiary that is not a Loan Party shall, to the extent applicable, be made in compliance with Section 3.04 and Section 3.09;

(c) sales, transfers and other dispositions or forgiveness of accounts receivable in connection with the compromise, settlement or collection thereof not as part of any accounts receivables financing transaction (including sales to factors or other third parties);

(d) (i) sales, transfers, leases and other dispositions of assets to the extent that such assets constitute an investment permitted by clause (j), (l) or (n) of Section 3.04 or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Payor Group Restricted Subsidiary, unless all Equity Interests in such Payor Group Restricted Subsidiary (other than directors’ qualifying shares) are sold) and (ii) sales, transfers, and other dispositions of the Equity Interests of a Payor Group Restricted Subsidiary by Payor, a Borrower or a Payor Group Restricted Subsidiary to the extent such sale, transfer or other disposition would be permissible as an Investment in a Restricted Subsidiary permitted by Section 3.04(e) or Section 3.04(u);

(e) leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of Payor, any Borrower or any Payor Group Restricted Subsidiary;

(f) non-exclusive licenses or sublicenses of IP Rights granted in the ordinary course of business or other licenses or sublicenses of IP Rights granted in the ordinary course of business that do not materially interfere with the business of Payor, any Borrower or any Payor Group Restricted Subsidiary;

(g) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, and transfers of property arising from foreclosure or similar action with regard to, any asset of Payor, any Borrower or any Payor Group Restricted Subsidiary;

(h) dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement assets;

(i) dispositions permitted by Section 3.08;

(j) dispositions set forth on Schedule 6.05 of the Current Credit Agreement (as in effect on the First Amendment Effective Date);

(k) sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section; provided that (i) the aggregate fair value of all assets sold, transferred, leased or otherwise disposed of in reliance upon this Section 3.04(k) shall not exceed (A) in any fiscal year, 15% of Consolidated Total Assets as of the fiscal year most recently ended prior to such sale, transfer, lease or other disposition and (B) 40% of Consolidated Total Assets as of the fiscal year most recently ended prior to such sale, transfer, lease or other disposition and (ii) no Default or Event of Default has occurred and is continuing or would result therefrom;

(l) sales, transfers or other dispositions of (i) accounts receivable or (ii) promissory notes in the ordinary course of business within the People’s Republic of China, in each case of clauses (i) and (ii), in connection with Permitted Receivables Facilities;

(m) [reserved];

(n) sales, transfers or other dispositions of any assets (including Equity Interests) (A) acquired in connection with any acquisition or other investment permitted under Section 3.04, which assets are not used or useful to the core or principal business of the Swiss Borrower and the Payor Group Restricted Subsidiaries and/or (B) made to obtain the approval of any applicable antitrust authority in connection with an acquisition permitted under Section 3.04; and

(o) sales, transfers or other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by Sections 3.05(a)(iii), (a)(iv) and (b)) for a purchase price in excess of €25,000,000 shall be made for fair value (as determined in good faith by the Swiss Borrower), and at least

75% of the consideration from all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (b), (d), (g) or (h)) since the Effective Date, on a cumulative basis, is in the form of cash or Permitted Investments; provided further that (i) any consideration in the form of Permitted Investments that are disposed of for cash consideration within 30 Business Days after such sale, transfer or other disposition shall be deemed to be cash consideration in an amount equal to the amount of such cash consideration for purposes of this proviso, (ii) any liabilities (as shown on Payor, such Borrower’s or such Payor Group Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Payor, such Borrower or such Payor Group Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable sale, transfer, lease or other disposition and for which Payor, the Borrowers and all the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash consideration in an amount equal to the liabilities so assumed and (iii) any Designated Non-Cash Consideration received by Payor, such Borrower or such Subsidiary in respect of such sale, transfer, lease or other disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not in excess of €45,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash consideration.

SECTION 3.06. Sale and Leaseback Transactions. Neither Payor nor any Borrower will, nor will they permit any Payor Group Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by Payor, any Borrower or any Payor Group Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 270 days after Payor, such Borrower or such Payor Group Restricted Subsidiary acquires or completes the construction of such fixed or capital asset; provided that, if such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 3.01(a)(vi) and any Lien made the subject of such Capital Lease Obligation is permitted by Section 3.02(a)(v).

SECTION 3.07. Hedging Agreements. Neither Payor nor any Borrower shall, nor shall they permit any Payor Group Restricted Subsidiary to, enter into any Hedging Agreement other than Hedging Agreements (including any Back to Back Arrangements) entered into in the ordinary course of business and not for speculative purposes.

SECTION 3.08. Restricted Payments; Certain Payments of Junior Indebtedness. (a) Neither Payor nor any Borrower will, nor will they permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i) Payor and/or any Payor Group Restricted Subsidiary may make the Effective Date Repayment and the Post-Effective Date Repayment;

(ii) any Borrower and any Payor Group Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted

Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests;

(iii) Payor may make payments pursuant to and as required under this Agreement;

(iv) Payor may declare and pay dividends with respect to its Equity Interests payable solely in shares of Equity Interests permitted hereunder;

(v) Payor may make Restricted Payments, not exceeding the greater of (A) €25,000,000 and (B) 1.50% of Consolidated Total Assets (with unused amounts being carried over to the succeeding fiscal years, subject to an aggregate cap of up to €50,000,000 in any fiscal year under this clause (v)) during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans approved by Holdings’s board of directors for directors, officers, consultants or employees of Holdings, the Borrowers and the Restricted Subsidiaries;

(vi) [reserved];

(vii) [reserved];

(viii) [reserved];

(ix) [reserved];

(x) [reserved];

(xi) Payor’s Subsidiaries may pay dividends to Payor concurrently with Payor’s payment of dividends pursuant to Section 3.08(a)(xii);

(xii) Payor may declare and make Restricted Payments in an aggregate amount not to exceed, at the time such Restricted Payments are made and after giving effect thereto, the sum of (A) €85,000,000 plus (B) the Available Amount at such time; provided that Payor may only make Restricted Payments under this clause (xii) if (w) no Event of Default has occurred and is continuing (or would result therefrom), (x) after giving effect thereto on a Pro Forma Basis, Payor would be in compliance with Section 3.12 and Section 3.13 for the most recently ended period of four consecutive fiscal quarters of Holdings as they would apply without giving effect to the Relief Period, (y) there is no outstanding payment obligation under this Agreement unless such Restricted Payment under this clause (xii) will be applied to satisfy all or a portion of such outstanding payment obligation and (z) €42,500,000 of such Restricted Payments made under clause (A) of this Section 3.08 are used only for payments of Accrued Amounts;

(xiii) for any taxable period for which (A) Payor, any Borrower and/or any Subsidiaries of Payor are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state, local or non-U.S. income or corporation Tax purposes of which a direct or indirect parent of Payor is the common parent (a “Tax Group”) or (B) the assets, income, profits or operations of Payor and/or any of its Subsidiaries are otherwise reflected on any tax return of any direct or indirect parent of Payor (a “Tax Inclusion”), Restricted Payments may be made in an amount not in excess of (A) in the case of a Tax Group, the U.S. federal, state, local or non-U.S. income Taxes that Payor, the applicable Borrower and/or applicable Subsidiaries of Payor would have paid had Payor, such Borrower and/or such Subsidiaries of Payor been a stand-alone taxpayer (or a stand-alone group) or (B) in the case of a Tax Inclusion, the portion of any Taxes on any such tax return for such taxable period that is attributable to the assets, income, profits or operations of Payor, the applicable Borrower and/or Payor’s applicable

Subsidiaries, net of any credits for any foreign Taxes allocable to such Tax Inclusion, calculated as if such parent had claimed such credits to the full extent permissible; provided that Restricted Payments in respect of a Payor Group Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Payor Group Unrestricted Subsidiary to Payor, such Borrower or any of Payor’s Subsidiaries for such purpose;

(xiv) (i) any non-cash repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise of, or withholding obligations with respect to, such options, warrants or similar rights (for the avoidance of doubt, it being understood that any required withholding or similar tax related thereto may be paid by Payor, any Borrower or any Payor Group Restricted Subsidiary in cash), and (ii) loans or advances to officers, directors and employees of Holdings, any Borrower or any Restricted Subsidiary in connection with such Person’s purchase of Equity Interests of Holdings, provided that no cash is actually advanced pursuant to this clause (ii) other than to pay taxes due in connection with such purchase, unless immediately repaid; and

(xv) Payor may make payments pursuant to and required under the Tax Matters Agreement.

(b) Neither Payor nor any Borrower will, nor will they permit any Payor Group Restricted Subsidiary to, prepay, redeem, purchase or otherwise satisfy (x) during the Relief Period, the Senior Subordinated Notes and any Indebtedness that is subordinated in right of payment to the Obligations or (y) at any other time, any Indebtedness that is subordinated in right of payment to the Obligations (excluding, for the avoidance of doubt, the Senior Subordinated Notes and any subordinated obligations owed to Payor or any Payor Group Restricted Subsidiary):

(i) payments of Indebtedness under the Credit Agreement or any other Loan Document;

(ii) regularly scheduled interest and principal payments as and when due in respect of any such Indebtedness, other than payments in respect of such Indebtedness prohibited by the subordination provisions thereof;

(iii) refinancings of Indebtedness with the proceeds of other Indebtedness permitted under Section 3.01;

(iv) payments other than during the Relief Period (during which no such payment shall be made under this clause (iv)) of or in respect of Indebtedness in an amount equal to, at the time such payments are made and after giving effect thereto, (A) the greater of (x) €65,000,000 and (y) 3.50% of Consolidated Total Assets plus (B) the Available Amount at such time; provided that the Borrowers may only use the Available Amount under this clause (iv) if (x) no Credit Default shall have occurred and be continuing (or would result therefrom) and (y) after giving effect thereto on a Pro Forma Basis, the Borrowers would be in compliance with Section 3.12 and Section 3.13 for the most recently ended period of four consecutive fiscal quarters of Holdings as they would apply without giving effect to the Relief Period; and

(v) prepayments of subordinated obligations owed to the Borrowers or any Payor Group Restricted Subsidiary or any Refinancing Indebtedness with the proceeds of other subordinated Indebtedness.

For purposes of this Section 3.08, if any Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in this Section 3.08, Payor, the Borrowers and the Payor Group Restricted Subsidiaries may divide and classify such Restricted Payment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify (other than with respect to ratio-based baskets, if any) any such Restricted Payment so long as the Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 3.09. Transactions with Affiliates. Neither Payor nor any Borrower will, nor will they permit any Payor Group Restricted Subsidiary to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions involving aggregate consideration in excess of €25,000,000 with, any of its Affiliates, except (i) transactions that are at prices and on terms and conditions not less favorable to Payor, such Borrower or such Payor Group Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Loan Parties not involving any other Affiliate, (iii) advances, equity issuances, repurchases, retirements or other acquisitions or retirements of Equity Interests and other Restricted Payments permitted under Section 3.08 and investments, loans and advances to Restricted Subsidiaries permitted under Section 3.04 and any other transaction involving Payor, the Borrowers and Restricted Subsidiaries permitted under Section 3.03 to the extent such transaction is between Payor, a Borrower and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries and Section 3.05 (to the extent such transaction is not required to be for fair value thereunder), (iv) the payment of reasonable fees to directors of Holdings, any Borrower or any Restricted Subsidiary who are not employees of Holdings, any Borrower or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers, consultants or employees of Holdings, the Borrowers or the Restricted Subsidiaries in the ordinary course of business, (v) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Swiss Borrower’s board of directors; (vi) employment and severance arrangements entered into in the ordinary course of business between Holdings, any Borrower or any Restricted Subsidiary and any employee thereof and approved by the Swiss Borrower’s board of directors; and (vii) payments made to other Restricted Subsidiaries arising from or in connection with any customary tax consolidation and grouping arrangements.

SECTION 3.10. Restrictive Agreements. Neither Payor nor any Borrower will, nor will they permit any Payor Group Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Payor Group Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests, to make or repay loans or advances to any Borrower or any Restricted Subsidiary, to guarantee Indebtedness of any Borrower or any Restricted Subsidiary, to transfer any of its properties or assets to any Borrower or any Restricted Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law, this Agreement, any Spin-Off Document, the Current Credit Agreement, any other Loan Document, any Incremental Facility Amendment, any Refinancing Facility Agreement, any document governing any Refinancing Term Loan Indebtedness or Refinancing Indebtedness or any document governing Alternative Incremental Facility Debt, (B) restrictions and conditions imposed by the Senior Subordinated Notes Documents as in effect on the Effective Date or any agreement or document evidencing Refinancing Term Loan Indebtedness in respect of the Senior Subordinated Notes Documents permitted under clause (ii) of Section 3.01(a), (C) in the case of any Payor Group Restricted Subsidiary that is not a wholly owned Payor Group Restricted Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Payor Group Restricted Subsidiary and to the

Equity Interests of such Payor Group Restricted Subsidiary, (D) customary restrictions and conditions contained in agreements relating to the sale of a Payor Group Restricted Subsidiary or any assets of Payor, any Borrower or any Payor Group Restricted Subsidiary, in each case pending such sale; provided that such restrictions and conditions apply only to such Payor Group Restricted Subsidiary or the assets that are to be sold and, in each case, such sale is permitted hereunder, (E) restrictions and conditions existing on the Effective Date and identified on Schedule 6.10 to the Current Credit Agreement (as in effect on the First Amendment Effective Date) (and any extension or renewal of, or any amendment, modification or replacement of the documents set forth on such schedule that do not expand the scope of, any such restriction or condition in any material respect), (F) restrictions and conditions imposed by any agreement relating to Indebtedness of any Payor Group Restricted Subsidiary in existence at the time such Payor Group Restricted Subsidiary became a Payor Group Restricted Subsidiary and otherwise permitted by clause (vii) of Section 3.01(a) or to any restrictions in any Indebtedness of a non-Loan Party Restricted Subsidiary permitted by clause (viii) of Section 3.01(a), in each case if such restrictions and conditions apply only to such Payor Group Restricted Subsidiary and its subsidiaries, (G) restrictions and conditions imposed by this Agreement or the Guarantee, (H) customary prohibitions, restrictions and conditions contained in agreements relating to a Permitted Receivables Facility, (I) any encumbrance or restriction under documentation governing other Indebtedness of Holdings, any Borrower and any Payor Group Restricted Subsidiaries permitted to be incurred pursuant to Section 3.01, provided that such encumbrances or restrictions will not materially impair Payor’s ability to make payments pursuant to this Agreement or any Borrower’s ability to make principal and interest payments pursuant to the Credit Agreement, (J) customary provisions in leases, licenses, sublicenses and other contracts (including non-exclusive licenses and sublicenses of intellectual property) restricting the assignment thereof, (K) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness, (L) restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances); (M) customary restrictions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (N) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Payor, any Borrower or any Payor Group Restricted Subsidiary and (O) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as Payor has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Payor and its Subsidiaries to meet their ongoing obligations; and (ii) clause (a) of the foregoing shall not apply to (A) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by Section 3.01(a)(vi) if such restrictions and conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof.

SECTION 3.11. Amendment of Material Documents, Etc.

(a) Payor will not, nor will Payor permit any of the Payor Group Restricted Subsidiaries to, amend, modify or waive its certificate of incorporation, bylaws or other organizational documents, in each case if the effect of such amendment, modification or waiver would be materially adverse to Payee without the consent of Payee.

SECTION 3.12. Consolidated Interest Coverage Ratio. For all periods other than periods during the Relief Period, Payor will not, and will cause its Subsidiaries not to, permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of Holdings, in each case for any period of four consecutive fiscal quarters of Holdings ending on the last day of such fiscal quarter, to be less than 2.75 to 1.00, provided that if at any time during the Relief Period, a Covenant Relief Termination Event occurs, then the terms set out in this Section 3.12 shall apply in respect of the most recently ended period of four consecutive fiscal quarters of Holdings prior to the date on which such Covenant Relief Termination Event occurs and in respect of subsequent fiscal quarters as they would apply without giving effect to the Relief Period.

SECTION 3.13. Consolidated Total Leverage Ratio. For all periods other than periods during the Relief Period, Payor will not, and will cause its Subsidiaries not to, permit the Consolidated Total Leverage Ratio for any period of four consecutive fiscal quarters of Holdings ending on or about any date during any period set forth below, to exceed the ratio set forth below opposite such period:

Fiscal Quarter Ending	Consolidated Total Leverage Ratio
September 30, 2018	4.25 to 1.00
December 31, 2018	4.25 to 1.00
March 31, 2019	4.25 to 1.00
June 30, 2019	4.25 to 1.00
September 30, 2019	4.00 to 1.00
December 31, 2019	4.00 to 1.00
March 31, 2020	4.00 to 1.00
June 30, 2020	4.00 to 1.00
September 30, 2020	3.75 to 1.00
December 31, 2020	3.75 to 1.00
March 31, 2021	3.75 to 1.00
June 30, 2021	3.75 to 1.00
September 30, 2021 and thereafter	3.50 to 1.00

provided that if at any time during the Relief Period, a Covenant Relief Termination Event occurs, then the terms set out in this Section 3.13 shall apply in respect of the most recently ended period of four consecutive fiscal quarters of Holdings prior to the date on which such Covenant Relief Termination Event occurs and in respect of subsequent fiscal quarters as they would apply without giving effect to the Relief Period.

SECTION 3.14. Changes in Fiscal Periods. If Holdings changes its fiscal year, Payor and Payee will make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 3.15. [Reserved].

SECTION 3.16. Limitation on Activities. Notwithstanding anything contained in this Agreement:

(a) Neither Payor nor any other Intermediate Holdco shall own or acquire any assets or property or engage in any business activity, other than (i) the ownership of Equity Interests in accordance with paragraph (b) below, (ii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and its Subsidiaries, (iii) activities directly relating to the offering, sale, issuance, incurrence and servicing, purchase, redemption, amendment, exchange, refinancing or retirement of the Obligations, the Senior Subordinated Notes or the Proceeds Loans, (iv) activities undertaken with the purpose of fulfilling any of its other obligations under this Agreement, the Guarantee, the Loan Documents, the Senior Unsecured Notes Documents or the Proceeds Loans Documents, the Hedging Agreements and the Spin-Off Documents, in each case to which it is a party, (v) activities directly related or reasonably incidental to the establishment and/or maintenance of its corporate existence, including the ability to incur fees, costs and expenses relating to such establishment and maintenance and the acquisition, holding or disposition of assets permitted to be held by it under this Agreement or its function as a holding company, (vi) the receipt of any Restricted Payments to the extent permitted by Section 3.08 and the making of Restricted Payments to the extent permitted by Section 3.08, (vii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (viii) providing indemnification to officers and members of the board of directors (or similar governing body), (ix) activities incidental to the consummation of the Transactions, (x) the creation, incurrence, assumption or existence of any Indebtedness or other liabilities in accordance with paragraph (b) below, and (xi) activities reasonably incidental to the businesses or activities described in clauses (i) through (x) of this paragraph;

(b) (i) Payor and each of the following Intermediate Holdco may only own the following Equity Interests: (A) in the case of Payor, Equity Interests of any Intermediate Holdco (other than, for the avoidance of doubt, Luxco 2 or the Lux Borrower), (B) in the case of U.S. HoldCo 1, Equity Interests of any Subsidiary, (B) in the case of LuxCo 1, Equity Interests of LuxCo 2, (C) in the case of LuxCo 2, Equity Interests of the Lux Borrower and (D) in the case of Payor, Equity Interests of any Subsidiary, (ii) the only Indebtedness pursuant to which Payor or an Intermediate Holdco may be a creditor must be permitted under the Current Credit Agreement, this Agreement and subordinated to the Obligations and (iii) neither Payor nor any other Intermediate Holdco shall grant any Liens over any of its assets other than to secure the Obligations or to facilitate the making of the Proceeds Loans or to secure Intra-Group Indebtedness; and

(c) (i) Payor shall not merge, consolidate, amalgamate or otherwise combine with or into another Person unless otherwise permitted under Section 3.03 and Section 4.7 of this Agreement; (ii) neither any Lux Intermediate HoldCo nor U.S. HoldCo 1 shall merge, consolidate, amalgamate or otherwise combine with or into another Person; (iii) no Non-Lux Intermediate Holdco (other than U.S. HoldCo 1) shall merge, consolidate, amalgamate or otherwise combine with or into another Person unless the surviving or continuing Person at the time of such merger, consolidation, amalgamation or combination with an Intermediate Holdco (other than U.S. HoldCo 1) is organized under the laws of the same jurisdiction of such Intermediate Holdco (or if such Intermediate Holdco is a U.S. Subsidiary, the laws of the United States of America, any State thereof or the District of Columbia), and (iv) no Intermediate Holdco shall sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties or assets to any Person or group of Persons except to another Intermediate Holdco with whom it would have merged into pursuant to the foregoing clauses of this Section 3.16(c).

SECTION 3.17. Intragroup Transactions. In any Fiscal Quarter (as defined in this Agreement), unless and until all amounts due in such Fiscal Quarter in respect of Quarterly Payments (as defined in this Agreement), 4Q Payments (as defined in this Agreement), Cash True-Up Payments (as defined in this Agreement) and Accrued Amounts (as defined in this Agreement) have been paid in full, other than in the Ordinary Course of Business or transactions with a maximum aggregate consideration not to exceed €5,000,000, neither Payor nor its subsidiaries (the “US HoldCo Group”) shall assume or enter into any intercompany transactions resulting directly or indirectly in the payment of any amount by a member of the U.S. HoldCo Group to any of Holdings or its Subsidiaries that are not part of the U.S. HoldCo Group; provided that this Section 3.17 shall not prohibit the making of Restricted Payments permitted pursuant to Section 3.08.

SECTION 3.18. IFRS Equity Amount. The Lux Borrower shall not permit, as of the end of each fiscal year, the aggregate amount directly or indirectly on-lent by the Lux Borrower (for any of its direct or indirect Subsidiaries (other than any Swiss Entity)) to the Swiss Borrower (and its direct or indirect Subsidiaries, where such direct or indirect Subsidiaries are organized under the laws of Switzerland or, if different, are considered to be tax resident in Switzerland for Swiss Withholding Tax purposes (“Verrechnungssteuer”)) (collectively, the “Swiss Entities” and individually, a “Swiss Entity”) (including the TLB Proceeds Loan) and outstanding at such fiscal year-end to exceed the IFRS Equity Amount at such fiscal year-end, it being understood and agreed that such on-lending during the year may exceed such IFRS Equity Amount so long as such practice does not violate the abuse of law principle according to the practice of the Swiss Federal Tax Administration.

SECTION 3.19. Liquidity. (a) For so long as the Relief Period is in effect, Payor will not permit Liquidity of the Restricted Group as of the last day of any fiscal month, commencing with the fiscal month ending June 30, 2020, to be less than (i) on or prior to March 31, 2021, $125,000,000 and (ii) thereafter, $200,000,000.

(b) For all periods during the Relief Period, Payor will not permit the Consolidated Net Secured Leverage Ratio for any period of four consecutive fiscal quarters of Holdings ending on or about any date during any period set forth below, to exceed the ratio set forth below opposite such period:

Fiscal Quarter Ending	Consolidated Net Secured Leverage Ratio
June 30, 2020	5.75 to 1.00
September 30, 2020	9.25 to 1.00
December 31, 2020	10.75 to 1.00
March 31, 2021	11.75 to 1.00
June 30, 2021	6.50 to 1.00
September 30, 2021	4.50 to 1.00
December 31, 2021	4.25 to 1.00
March 31, 2022	3.75 to 1.00
June 30, 2022	3.50 to 1.00

(c) For so long as the Relief Period is in effect, commencing with the fiscal month ending June 30, 2020, Payor will not permit the average amount of Available Unrestricted Cash of the Restricted Group based on the balance for each of the last five Business Days of any fiscal month to exceed $165,000,000.

Notwithstanding anything to the contrary set forth in this Agreement, the Current Credit Agreement or any other Loan Document, no provision of this Agreement, the Current Credit Agreement or any other Loan Document shall prevent or restrict the consummation of any of the Transactions, nor shall the Transactions give rise to any Default, or constitute the utilization of any basket, under this Agreement (including this Article III) or any other Loan Document).

SCHEDULE 1.01

AGREED INDEMNITY GUARANTY PRINCIPLES

1.	GENERAL PRINCIPLES

1.1

The guarantee to be provided by any Payor Group Loan Party not organized in a U.S. jurisdiction or over assets located outside of a U.S. jurisdiction will be given in accordance with certain principles (these “Agreed Indemnity Guaranty Principles”) set forth in this schedule. This schedule addresses the manner in which these Agreed Indemnity Guaranty Principles will impact on the guaranties required to be given in relation to the Agreement.

1.2

These Agreed Indemnity Guaranty Principles embody recognition by all parties to the Agreement that there may be certain legal and practical difficulties in obtaining effective guaranties from the Payor Group in jurisdictions in which they are organized or conduct business. In particular:

(a)

general applicable law and statutory limitations, regulatory restrictions, financial assistance, capital maintenance, corporate benefit, financial assistance, fraudulent preference, equitable subordination, “transfer pricing”, “thin capitalization”, “earnings stripping”, “controlled foreign corporation” and other corporate law or tax restrictions or costs, retention of title claims, “capital maintenance” and “liquidity impairment” laws or regulations (or analogous restrictions), exchange control restrictions and similar principles may limit or delay the ability of a member of the Payor Group to provide a guaranty or may require that the guaranty be limited by an amount or otherwise, and if so, the guaranty will be limited or delayed accordingly;

(b)

the maximum guarantied amount may be limited as agreed by the Payee and the applicable members of the Payor Group in order to minimize stamp duty, notarization, registration or other applicable fees, Taxes and duties on any member of the Payor Group, taking into account the amount of such limit as compared to the fees, Taxes or duties saved;

(c)	[Reserved];

(d)

members of the Payor Group will not be required to give guaranties if it is not within the legal capacity of the relevant members of the Payor Group or if the same would, as reasonably determined by the relevant members of the Payor Group, conflict with the fiduciary or statutory duties of the directors (or other officers) of the relevant member of the Payor Group or contravene any legal prohibition or regulatory condition, as reasonably determined by the relevant members of the Payor Group, to result in (or in a material risk of) civil or criminal liability on the part of any director (or other officer) of any member of the Payor Group; provided, in each case, however, that the relevant member of the Payor Group shall use commercially reasonable efforts lawfully available to it to overcome any such obstacle;

(e)	[Reserved];

(f)	[Reserved];

(g)	no guaranty shall be given to the extent that it would result in material incremental costs that are disproportionate to the benefit obtained by the beneficiaries of that guaranty;

(h)	[Reserved];

(i)

certain supervisory board, works council or another external body’s consent or advice may be required to enable a member of the Payor Group to provide a guaranty; such guaranty shall not be provided until such consent or advice has been received provided that commercially reasonable efforts have been used by the relevant member of the Payor Group to obtain the relevant consent or advice to the extent reasonably practicable and permissible by law, regulation and custom; and

(j)	the giving of a guaranty will not be required if:

(i)

it would have a material adverse effect on the ability of the relevant Payor Group Loan Party to conduct its operations and business in the ordinary course as otherwise permitted by the Guarantee and this Agreement; or

(ii)

it would have a material adverse effect on the tax arrangements of the Payor Group or any member of the Payor Group; provided, in each case, that the relevant member of the Payor Group shall use commercially reasonable efforts to overcome any such obstacle; or

(iii)	the guarantor is an investment company under the Investment Company Act of 1940 (or would be such an investment company if it were to provide or maintain a guaranty).

1.3

These Agreed Indemnity Guaranty Principles as expressed herein (other than the obligations set forth in Section 3.1 herein) shall not be treated as covenants of any Payor Group Loan Party and shall not impose any obligations on the Payor Group Loan Parties unless and until such time as any such principle is incorporated into an executed guaranty document.

1.4

For the avoidance of doubt, in these Agreed Indemnity Guaranty Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the execution of the guaranty, stamp duties, out of pocket expenses, adverse effects on interest deductibility, notarial costs and other fees and expenses directly incurred in connection with the guaranty by the relevant Payor Group Loan Party.

2.	[RESERVED]

3.	GUARANTIES

3.1

Subject to payment of all registration fees and documentary Taxes, and subject to these Agreed Indemnity Guaranty Principles, Payee shall receive the benefit of an upstream, cross-stream and downstream guarantee from the Payor Group Loan Parties organized in a Material Jurisdiction granted to secure all obligations under this Agreement in accordance with the Indemnity Guarantee Requirement.